Exhibit 10.1
AMENDMENT TO CHANGE IN CONTROL AND SEVERANCE AGREEMENT
THIS AMENDMENT TO CHANGE IN CONTROL AND SEVERANCE AGREEMENT (this “Amendment”) is made and entered into this [ ]th day of [ ], [ ] by and between CareTrust REIT, Inc., a corporation for itself and its several subsidiaries and affiliates (collectively the “Company”), and [ ] (the “Executive”).
RECITALS
A. Company and Executive have previously entered into that certain Change in Control and Severance Agreement (the “Agreement”) dated as of the [ ] day of [ ], [ ] (the “Effective Date”), defining certain severance benefits to the Executive in the event the Executive’s employment with the Company or its successors terminates under certain circumstances, on the terms and conditions set forth in the Agreement;
B. In [ ] the Company materially altered the manner in which long-term equity incentive awards are granted, calculated and vested, and the Company finds it necessary to update the Agreement to reflect such changes, and to better align its long-term compensation and employee retention systems with the Company’s Executive Incentive Plan and the terms and conditions of the new incentive awards (each a “TSR Award Agreement”);
C. The parties now desire to amend the Agreement upon the terms and conditions set forth herein, and such amendment shall be effective immediately and shall supersede and negate all previous agreements and understandings with respect to the subject matter hereof; and
D. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the above recitals, which are incorporated herein, and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:
1.Authorized Retirement; Definition. Section 1.2 of the Agreement is hereby amended and restated in its entirety as follows:
1.2    “Authorized Retirement” means the voluntary retirement by Executive, provided that Executive (i) is over 58 years old; (ii) has worked in the Company and/or its predecessor or successor(s) for a cumulative period of at least ten (10) years; (iii) affirms in writing that he or she is retiring from full-time employment; (iv) has provided the Board with not less than 120 days prior written notice; and (v) has participated prior to or during such 120 day period in the recruitment and orientation of his or her replacement, as and to the extent reasonably requested by the Board.
2.Authorized Retirement; Terms. Sections 2.3 and 2.4 of the Agreement are hereby amended and restated in their entirety as follows:
2.3    Authorized Retirement. If the Executive’s employment with the Company terminates as a result of an Authorized Retirement, the Company shall provide the following “Authorized Retirement Severance Benefit” to the Executive, subject to Section 3 and 4.6:
2.3.1    automatically accelerate the vesting of all of the Executive’s unvested Awards as of the Severance Date that are subject to vesting conditions based on continued employment, and any Awards then subject to performance-based vesting conditions as of the Severance Date shall (a) for performance shares issued prior to [ ] [ ], [ ], such shares shall vest as if the performance targets had been met as of the Severance Date, and (b) for shares subject to a TSR Award Agreement entered into as of [ ] [ ], [ ] or later, such TSR Award shall vest and the corresponding shares shall be issued as set forth in the TSR Award Agreement. All accrued but unpaid dividend equivalents shall be paid out on the Severance Date, and all shares vesting hereunder shall be delivered to Executive or Executive’s transfer agent on the Severance Date or as promptly thereafter as is practicable.; and
2.3.2    provide COBRA Benefits at the Company’s expense for not less than 18 full calendar months following the Severance Date, commencing with COBRA Benefits for the month following the month in which the Executive’s Separation from Service occurs. Provision of the COBRA Benefits shall automatically end upon the Executive commencing full-time employment with a subsequent employer.
2.4    Change in Control. If the Executive’s employment with the Company or its successor(s) terminates as a result of an Involuntary Termination that occurs at any time upon or following a Change in Control, the Company shall, subject to Section 3, provide the following “Change in Control Severance Benefit” to the Executive in lieu of providing the Termination Severance Benefits:
2.4.1    pay the Executive, as a severance amount, two (2) times the sum of (a) the Executive’s annual base salary in effect on the Severance Date, plus (b) the Executive’s actual average annual short-term cash incentive paid under the Executive Compensation Plan for the three (3) plan years immediately preceding the plan year in which the Executive’s Severance Date occurs (or such shorter period that the Executive has been employed). This severance amount shall be paid to the Executive in a lump sum as soon as practicable following the Severance Date (but in any event not later than [ ] [ ] of the following calendar year); and
2.4.2    automatically accelerate the vesting of all of the Executive’s unvested Awards as of the Severance Date and, for the sake of clarity, (a) for performance shares issued prior to [ ] [ ], [ ], such shares shall vest as if the performance targets had been met as of the Severance Date, and (b) for shares subject to a TSR Award Agreement entered into as of [ ] [ ], [ ] or later, such TSR Award shall vest and the corresponding shares shall be issued as set forth in the TSR Award Agreement. All accrued but unpaid dividend equivalents shall be paid out on the Severance Date, and all shares vesting hereunder shall be delivered to Executive or Executive’s transfer agent on the Severance Date or as promptly thereafter as is practicable; and
2.4.3    provide COBRA Benefits at the Company’s expense for not less than 18 full calendar months following the Severance Date, commencing with COBRA Benefits for the month following the month in which the Executive’s Separation from Service occurs. Provision of the COBRA Benefits shall automatically end upon the Executive commencing full-time employment with a subsequent employer.
3.Miscellaneous.
3.1    Entire Agreement. The is Amendment embodies the entire agreement of the parties hereto respecting the matters within its scope. This Amendment supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bear upon the subject matter hereof. Except as expressly amended hereby, the Agreement is hereby affirmed and remains in full force and effect.
3.2    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the Effective Date.
“COMPANY”
CareTrust REIT, Inc.,
a Corporation, for itself and its several
subsidiaries and affiliates
By:
Name:
Title:
“EXECUTIVE”
_________________________________
[ ]

4